Sheet1

Merrill Lynch Ready Assests Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 12/31/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/03/2000	$20,000	Amsterdam Funding Corp	5.850%	01/14/2000
03/09/2000	30,000	Edison Asset Securitiz	5.940	03/22/2000
03/09/2000	20,000	Edison Asset Securitiz	5.940	03/22/2000
03/14/2000	19,670	Tulip Funding Corp	5.820	03/20/2000
06/07/2000	30,000	Atlantis One Funding	6.300	06/20/2000

Last Updated on 02/27/2001
By Win95 User